Exhibit 10(f)

VIACOM INC.

RETIREMENT INCOME PLAN FOR NON-EMPLOYEE DIRECTORS

(As amended and restated as of October 14, 2003)

        1.    Amount of Benefits.    Each eligible non-employee director (as defined herein) will receive annual payments equal to 100% of the annual retainer for membership on the Board of Directors of Viacom Inc. (the "Board of Directors") in effect on May 21, 2003, the date on which the accrual of additional benefits under the Plan was terminated by the Board of Directors. Eligible non-employee directors serving on the Board of Directors when the Plan was established in 1989 will receive credit for all years of service prior to 1989.

        2.    Payment of Benefits.    Benefits will be payable for a period equal to the director's number of years of service as an eligible non-employee director as of May 21, 2003. Notwithstanding the foregoing, with respect to those eligible non-employee directors serving on the Board of Directors as of October 14, 2003 (the "Plan Participants"), the net present value of the accrued retirement benefits as of May 21, 2003 shall: (a) be paid in a lump sum in cash to those Plan Participants who are age 70 and older as of October 14, 2003 and (b) be credited to the deferred compensation accounts established under Viacom's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan") for those Plan Participants who are under age 70 as of October 14, 2003.

        3.    Timing of Payment.    Benefit payments will commence one year after the director's retirement from the Board of Directors, except in the case of the Plan Participants, who will instead receive their respective payments or credits as soon as practicable after October 14, 2003. Benefits are paid to the director or, in the event of the director's death, to his estate or designated beneficiary.

        4.    Eligibility.    To be considered an "eligible non-employee director" under this Plan, a director must satisfy the three requirements set fort below.

  (a)
  Non-Employee Status.    The director is not an employee of Viacom Inc., National Amusements, Inc. or any of their respective subsidiaries; and

  (b)
  Minimum Service.    The director served on the Board of Directors for at least three years; and

  (c)
  Date of Appointment or Election to the Board.    The director was appointed or elected to the Board of Directors before January 1, 1999.